Exhibit 99.B(11)(B)

Goodwin Procter LLP Counsellors at Law Exchange Place Boston, MA 02109	T: 617.570.1000 F: 617.523.1231 goodwinprocter.com

September 14, 2011

ING Variable Funds

7337 E. Doubletree Ranch Road

Scottsdale, Arizona 85258

Re:	ING Variable Funds
Registration Statement on Form N-14
File Nos. 002-51739; 811-02514

Ladies and Gentlemen:

Reference is hereby made to the Pre-Effective Amendment No. 1 to the Registration Statement on Form N-14 of ING Variable Funds (the “Trust”) being filed in connection with the Agreement and Plan of Reorganization by and between the Trust, on behalf of ING Growth and Income Portfolio, a series of the Trust (the “Portfolio”), and ING Investors Trust, on behalf of its series, ING Core Growth and Income Portfolio, dated as of August 3, 2011, as more fully described in the prospectus and statement of additional information contained in the Trust’s Registration Statement on Form N-14 (the “Registration Statement”).

We hereby consent to the references to our firm as legal counsel for the Trust in the Registration Statement.  This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Sincerely,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP